Exhibit 21.1
SUBSIDIARIES

Jurisdiction Of
Name	Organization
Clare Capital, Inc.	Delaware
Clare Components, Inc.	Delaware
Clare Electronics, Inc.	Delaware
Clare, Inc.	Massachusetts
Clare Instruments, Inc.	Delaware
Clare Micronix Integrated Systems, Inc.	California
Clare Services, Inc.	Delaware
Clare Technologies, Inc.	Delaware
Clare Technologies, Inc.	Taiwan
Clare N.V.	Belgium
Directed Energy, Inc.	Colorado
IXYS Berlin GmbH	Germany
IXYS Buckeye, LLC	Delaware
IXYS Caymans L.P.	Cayman Islands B.W.I.
IXYS CH GmbH	Switzerland
IXYS Holdings Ltd.	United Kingdom
IXYS Korea Ltd.	South Korea
IXYS Long Beach, Inc.	California
IXYS Semiconductor B.V.	Netherlands
IXYS Semiconductor GmbH	Germany
IXYS UK Ltd.	United Kingdom
IXYS Unterstuetzungseinrichtung GmbH	Germany
IXYS USA, Inc.	Delaware
Microwave Technology, Inc.	California
Pele Water, Inc.	Delaware
Reaction Technology Incorporated	California
Westcode Industries Ltd.	United Kingdom
Westcode Semiconductors Ltd.	United Kingdom